ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Strategically Expands Sales Force with Seasoned CATV Equipment Salespeople
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BROKEN ARROW, Oklahoma, September 3, 2013 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), announced today the appointment of three industry veterans to the Company’s new sales management team to increase market share. The new salespeople, Eric Himes, Tony Garling and Jerry Scheliga, are former Motorola employees with over 10 years in the Broadband Access Network division selling cable equipment. They each have 20-30 years of sales experience in the CATV industry.

Commenting on the new sales appointments, David Humphrey, President and Chief Executive Officer stated, “We are excited to bring on these three veteran salespeople to help reinvigorate our sales approach and cultivate their existing relationships with some of the larger MSOs in the business. We feel these strategic hires could potentially increase our core revenue stream, especially on the refurbished equipment segment of our business. They will be reporting directly to upper management, streamlining our internal processes, and incentivizing these people to collaborate with the rest of our sales force, to drive a larger volume of sales.”

“We have decided to restructure our sales efforts, which will involve both selling equipment and supervising sales processes. These new hires will cultivate their existing long-standing relationships with industry partners and MSOs. By leveraging their extensive technical experience, we are confident that they can ultimately help increase our market presence on a long-term, consistent basis,” concluded Mr. Humphrey.

Mr. Himes brings 33 years of experience in cable equipment sales, including 13 years working at Arris, formerly part of Google, which acquired Motorola. Throughout his career, he developed extensive experience as a value added reseller (VAR) working with Multiple System Operators (MSOs) to expand the Company’s VAR network and cultivate key enterprise partnerships.

Mr. Garling has over 17 years in sales and management of video and data products. Most recently, he was a senior sales specialist at Motorola, working with multiple large customers on solutions to enhance services offered over the broadband access network. As a senior sales specialist, he exceeded account specific revenue goals by 30% in 2012.

Mr. Scheliga joins ADDvantage Technologies with over 15 years of experience in various engineering and sales management roles within Motorola, coordinating field service and applications engineering efforts, as well as expanding the existing customer base.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola, ARRIS and Fujitsu Frontech North America, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.